EXHIBIT 2.3
FIRST AMENDMENT TO
STOCK PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS
     THIS FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS (this “Amendment”) is entered into as of January 29, 2007, by and between Global Water, Inc., a Delaware corporation (“Acquiror”), and Michael Saunders (“Shareholder”).
RECITALS
     A. Acquiror and Shareholder are parties to that certain Stock Purchase Agreement and Escrow Instructions, dated December 29, 2006 (the “Purchase Agreement”);
     B. Section 4.4 of the Purchase Agreement calls for the parties to negotiate to amend the Purchase Agreement to further define “substantial portion thereof” as the phrase is used in Sections 2.3.1 and 2.3.3 of the Purchase Agreement; and
     C. Acquiror and Shareholder have negotiated and agreed to amend the Purchase Agreement as set forth herein.
AGREEMENT
     1. For purposes of Sections 2.3.1 and 2.3.3 of the Purchase Agreement, a “substantial portion thereof” shall exist if following a Final Order, Acquiror or any of its Affiliates (including without limitation, PVUC, SCWC and the Company), hold water and wastewater CC&Ns (whether by transfer or new issue) covering the Legends Sections necessary to allow Acquiror or any of its Affiliates to provide water and wastewater service to the Legends Development (the area shown on Exhibit A attached hereto) currently under development by D.R. Horton. As used in the preceding sentence, the “Legends Sections” are those sections identified in Exhibit B attached hereto. For avoidance of doubt, with respect to any particular Legends Section, a CC&N will be deemed to cover such section if the CC&N includes all portions of such section that are within the Legends Development, even if portions of the section are outside the Legends Development and are not included in the CC&N.
     2. If following a Final Order, Acquiror, together with any of its Affiliates (including without limitation, PVUC, SCWC and the Company), holds water and wastewater CC&Ns covering fewer of the Legends Sections than are reasonably necessary to allow Acquiror or its Affiliates to provide water and wastewater service to the Legends Development, then the Purchase Price will be reduced as follows. The Purchase Price will be reduced by $600,000 for each section within the Legends Sections which is not included within the water CC&N and by $600,000 for each section within the Legends Sections which is not included within the wastewater CC&N held by Acquiror or any of its Affiliates following a Final Order. For avoidance of doubt, the Purchase Price will not be reduced for any Legends Section if the CC&N includes all portions of such section that lie within the Legends Development, even if portions of such section are outside the Legends Development and are not included in the CC&N. Following any reduction pursuant to this paragraph, the Purchase Price will otherwise be paid pursuant to the terms of the Purchase Agreement.
     3. Except as expressly amended hereby, all of the provisions of the Purchase Agreement remain in full force and effect.
     4. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Purchase Agreement.
     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties as of the date first written above.

ACQUIROR: GLOBAL WATER, INC.
/s/ Trevor Hill
Trevor Hill, President

SHAREHOLDER:
/s/ Michael Saunders
Michael Saunders, individually

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EXHIBIT A
LEGENDS DEVELOPMENT
See attached map.

Santa Cruz Water Company & Palo Verde Utilities Company
Current & Pending Services & Planning Areas
November 14, 2006

Legend
Current Service Area
Al-Chin Reservation
IGR Certificate Numbers within Legends
110104.0001
104069.0002
104069.0003

EXHIBIT B
LEGENDS SECTIONS
Township 6 South, Range 4 East
     Section 13
     Section 23
     Section 24
Township 6 South, Range 5 East
     Section 18
     Section 19